Exhibit 10.1
SECOND AMENDMENT TO REVOLVING CREDIT AGREEMENT
     This Amendment, dated effective as of October 22, 2008, is made by and between Zareba Systems, Inc., a Minnesota corporation (“Systems”) and Zareba Security, Inc., a Minnesota corporation (“Security”) (Systems and Security are individually and collectively referred to herein as the “Borrower”), and JPMorgan Chase Bank, N.A., a national banking association (the “Lender”).
RECITALS
     The Borrower and the Lender have entered into a Credit and Security Agreement dated as of August 29, 2007, as amended by that certain First Amendment to Revolving Credit Agreement dated September 30, 2008 (as so amended, the “Credit Agreement”). Capitalized terms used in these recitals have the meanings given to them in the Credit Agreement unless otherwise specified.
     The Borrower has requested that certain amendments be made to the Credit Agreement, which the Lender is willing to make pursuant to the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:
1. Defined Terms. Capitalized terms used in this Amendment which are defined in the Credit Agreement shall have the same meanings as defined therein, unless otherwise defined herein. In addition, Section 1.1 of the Credit Agreement is amended by adding or amending, as the case may be, the following definitions:
“Banking Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a LIBOR Advance, the term “Banking Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by the Lender (or by any applicable lending office of such Lender) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“LIBOR” means, with respect to any LIBOR Advance for any Interest Period, an interest rate per annum (rounded upward, if necessary, to the next 1/16th of 1%) equal to (a) the rate appearing on Reuters Screen LIBOR 01 (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Lender from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Banking Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period multiplied by (b) a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System to which the Lender is subject eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBOR Advances shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time under such Regulation D or any comparable regulation. The statutory reserve rate described in this clause (b) shall be adjusted automatically on and as of the effective date of any change in any reserve percentage. In the event that such rate is not available at such time for any reason, then the “LIBOR” with respect to such LIBOR Advance for such Interest Period shall be the rate at which dollar deposits in the approximate amount of principal outstanding on such date and for a maturity comparable to such Interest Period are offered by the principal London office of the Lender in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Banking Days prior to the commencement of such Interest Period.
“Prime Rate” means the rate of interest per annum announced from time to time by the Lender as its prime rate. The Prime Rate is a variable rate and each change in the Prime Rate is effective from and including the date the change is announced as being effective. THE PRIME RATE IS A REFERENCE RATE AND MAY NOT BE THE LENDER’S LOWEST RATE.
2. Section 2.1 of the Credit Agreement is hereby amended by adding clause (d) thereto which shall read as follows:
(d) Alternate Rate of Interest. If prior to the commencement of any Interest Period for a LIBOR Advance :
     (i) the Lender determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining LIBOR for such Interest Period; or

     (ii) LIBOR for such Interest Period will not adequately and fairly reflect the cost to the Lender of making or maintaining the LIBOR Advance for such Interest Period;
then the Lender shall give notice thereof to the Borrower by telephone or telecopy as promptly as practicable thereafter and, until the Lender notifies the Borrower that the circumstances giving rise to such notice no longer exist, (i) any interest election request that requests the conversion of any Advance to, or continuation of any Advance as, a LIBOR Advance shall be ineffective, and (ii) any request for a new LIBOR Advance shall be made as a Base Rate Advance.
3. Section 2.8 of the Credit Agreement is hereby amended in its entirety to read as follows:
Section 2.8 Computation and Payment of Interest and Fees. Interest shall be payable on Base Rate Advances in arrears on the first day of each calendar month and on the Termination Date. Interest shall be payable on LIBOR Advances on the last day of the Interest Period applicable to such Advance and on the Termination Date. Interest accruing on the outstanding principal balance of the Note and fees hereunder outstanding from time to time shall be computed on the basis of actual number of days elapsed in a year of three hundred and sixty (360) days.
4. Section 2.18 of the Credit Agreement is hereby amended in its entirety to read as follows:
Section 2.18 Increased Costs.
(a) If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Bank (except any such reserve requirement reflected in LIBOR); or
     (ii) impose on the Lender or the London interbank market any other condition affecting this Agreement or LIBOR Advance made by the Lender;
and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining any LIBOR Advance (or of maintaining its obligation to make any such LIBOR Advance) or to increase the cost or to reduce the amount of any sum received or receivable by the Lender (whether of principal, interest or otherwise), then the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

(b) If the Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by the Lender to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies with respect to capital adequacy), then from time to time the Borrower will pay to the Lender, such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.
(c) A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the Lender, the amount shown as due on any such certificate within 10 days after receipt thereof.
(d) Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate the Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.
5. A new Section 2.19 is hereby added to the Credit Agreement which shall read as follows:
Section 2.19 Break Funding Payments. In the event of (a) the payment of any principal of any LIBOR Advance other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Advance other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any LIBOR Advance on the date specified in any notice delivered pursuant hereto, then, in any such event, the Borrower shall compensate the Lender for the loss, cost and expense attributable to such event. In the case of a LIBOR Advance, such loss, cost or expense to the Lender shall be deemed to include an amount determined by the Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Advance had such event not occurred, at LIBOR that would have been applicable to such Advance, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Advance), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which the Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of the Lender setting forth any amount or amounts that the Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
6. A new Section 2.20 is hereby added to the Credit Agreement which shall read as follows:
Section 2.20 Authorization for Direct Payments (ACH Debits). To effectuate any payment due under any of the Obligations, the Borrower hereby authorizes the Lender to initiate debit entries to any deposit account of the Borrower maintained with the Lender and to debit the same to such account. This authorization to initiate debit entries shall remain in full force and effect until the Lender has received written notification of its termination in such time and in such manner as to afford the Lender a reasonable opportunity to act on it. The Borrower acknowledges (1) that such debit entries may cause an overdraft of any such account which may result in the Lender’s refusal to honor items drawn on any such account until adequate deposits are made to any such account; (2) that the Lender is under no duty or obligation to initiate any debit entry for any purpose; and (3) that if a debit is not made because any such account does not have a sufficient available balance, or otherwise, the payment may be late or past due.
7. A new Section 6.16 is hereby added to the Credit Agreement which shall read as follows:
Section 6.16 Government Regulation. Borrower shall not (1) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Lender from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower, or (2) fail to provide documentary and other evidence of Borrower’s identity as may be requested by Lender at any time to enable Lender to verify Borrower’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.
8. A new Section 8.16 is hereby added to the Credit Agreement which shall read as follows:
Section 8.16 Information Sharing. The Borrower agrees that the Lender may provide any information or knowledge the Lender may have about the Borrower or about any matter relating to this Agreement or the Loan Documents to JPMorgan Chase & Co., or any of its subsidiaries or affiliates or their successors, or to any one or more purchasers or potential purchasers of this Agreement or the

Loan Documents. The Borrower agrees that the Lender may at any time sell, assign or transfer one or more interests or participations in all or any part of its rights and obligations as set forth in this Agreement and in the Loan Documents to one or more purchasers whether or not related to the Lender.
9. A new Section 8.17 is hereby added to the Credit Agreement which shall read as follows:
Section 8.17 WAIVER OF SPECIAL DAMAGES. THE BORROWER WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT THE UNDERSIGNED MAY HAVE TO CLAIM OR RECOVER FROM THE LENDER IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.
10. No Other Changes. Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.
11. Conditions Precedent. This Amendment shall be effective when the Lender shall have received an executed original hereof, together with each of the following, each in substance and form acceptable to the Lender in its sole discretion:
(a) A Certificate of the Secretary of the Borrower certifying as to (i) the resolutions of the board of directors of the Borrower approving the execution and delivery of this Amendment, (ii) the fact that the articles of incorporation and bylaws of the Borrower, which were certified and delivered to the Lender pursuant to the Certificate of Authority of the Borrower’s secretary or assistant secretary dated as of August 29, 2007 in connection with the execution and delivery of the Credit Agreement continue in full force and effect and have not been amended or otherwise modified except as set forth in the Certificate to be delivered, and (iii) certifying that the officers and agents of the Borrower who have been certified to the Lender, pursuant to the Certificate of Authority of the Borrower’s secretary or assistant secretary dated as of August 29, 2007, as being authorized to sign and to act on behalf of the Borrower continue to be so authorized or setting forth the sample signatures of each of the officers and agents of the Borrower authorized to execute and deliver this Amendment and all other documents, agreements and certificates on behalf of the Borrower.
(b) Such other matters as the Lender may require.
12. Representations and Warranties. The Borrower hereby represents and warrants to the Lender as follows:
(a) The Borrower has all requisite power and authority to execute this Amendment and to perform all of its obligations hereunder, and this Amendment has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms.
(b) The execution, delivery and performance by the Borrower of this Amendment have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Borrower, or the articles of incorporation or by-laws of the Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected.
(c) All of the representations and warranties contained in Article IV of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.
13. References. All references in the Credit Agreement to “this Agreement” shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Loan Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.
14. No Waiver. The execution of this Amendment and acceptance of any documents related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or breach, default or event of default under any Security Document or other document held by the Lender, whether or not known to the Lender and whether or not existing on the date of this Amendment.
15. Release. The Borrower hereby absolutely and unconditionally releases and forever discharges the Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.
16. Costs and Expenses. The Borrower hereby reaffirms its agreement under the Credit Agreement to pay or reimburse the Lender on demand for all costs and expenses incurred by the Lender in connection with the Credit Agreement, the Loan Documents and all other documents contemplated thereby, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Borrower specifically agrees to pay all fees and disbursements of counsel to the Lender for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. The Borrower hereby agrees that the Lender may, at any time or from time to time in its sole discretion and without further authorization by the Borrower, make a loan to the Borrower under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses.
17. Miscellaneous. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.
18. Consent. Borrower has advised the Lender that Systems intends to enter into an agreement for purchase and sale of RPP assets (the “RPP Agreement”) with Amazing Gates of America, LLC (“Amazing Gates”) in substantially the form of Exhibit A attached hereto, pursuant to which Systems will sell certain assets (consisting of inventory, tangible assets and certain intellectual property rights) to Amazing Gates. Such sale requires the Lender’s consent pursuant to Section 6.6 of the Credit Agreement. The Lender hereby consents to the sale contemplated by the RPP Agreement so long as (i) all cash paid to Systems at closing is paid to the Lender to be applied to the Advances, (ii) all payments received by Systems under the “RPP Inventory Note” and “RPP Drawings Note” are paid to the Lender to be applied to the Advances as and when received by Systems, and no Default Period exists at the time of the closing of such sale.
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

ZAREBA SYSTEMS, INC.
By:	/s/ Jeffrey Mathiesen
Jeffrey Mathiesen
Its: Chief Financial Officer

ZAREBA SECURITY, INC.
By:	/s/ Jeffrey Mathiesen
Jeffrey Mathiesen
Its: Chief Financial Officer

JPMORGAN CHASE BANK, N.A.
By:	/s/ Robert R. Beres
Robert R. Beres
Its: Vice President

EXHIBIT A
(RPP Agreement)